Exhibit 10.1

RETENTION AGREEMENT

        This Retention Agreement (the “Retention Agreement”) is made and entered into effective as of October 26, 2005, by and between Tennant Company, a Minnesota corporation (the “Company”) and Anthony T. Brausen (“Brausen”), an individual resident of Minnesota (the “Executive”).

        WHEREAS, Executive serves as Vice President and Chief Financial Officer of the Company pursuant to an Amended and Restated Management Agreement dated as of September 15, 2003 (the “Management Agreement”);

        WHEREAS, Executive has expressed his intention to leave the Company to pursue other opportunities;

        WHEREAS, the Compensation Committee has determined that retention of Executive is important to a successful and efficient executive transition and that it is in the best interests of the Company to seek to retain Executive in his position during a transition period following appointment of its new President and Chief Executive Officer;

        WHEREAS, the Compensation Committee desires to provide additional incentives to Executive to stay with the Company to assist with the transition process, and to remain with the Company in his current position for a period of time following the appointment of the new President and Chief Executive Officer, subject to the terms and conditions of this Retention Agreement;

        NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

        1.        Continued Employment.    Subject to all the terms and conditions of this Retention Agreement, the Company will pay Executive “Retention Benefits” as set out in Section 2 below if Executive remains actively employed with the Company from the date of this Retention Agreement through January 6, 2006 (the “Retention Period”). Executive’s continued employment during the Retention Period shall be in accordance with the terms and conditions of the Management Agreement. The effective date of termination of Executive’s employment with the Company shall be the “Termination Date”.

        2.        Retention Benefits.    If Executive remains actively employed with the Company through the entire Retention Period, and Executive’s employment terminates for any reason during the period on or after January 7, 2006 through March 15, 2006, then the Company shall provide to Executive the following pay and benefits:

(a)

the Company shall continue to pay to Executive, in accordance with the Company’s regular payroll schedule, Executive’s Base Salary for twelve months following the Termination Date, provided, however, that notwithstanding the Company’s payroll schedule, all payments to Executive shall be made no later than March 15, 2007;

(b)

the Company shall pay to Executive the full amount of Executive’s award (up to a maximum payout of 200% of target), if any, under the Company’s Short-Term Incentive Plan (“STIP”) for the 2005 plan year, if such award has not yet been paid, and which payment shall be made in a lump sum no later than March 15, 2006;

(c)

the Company shall pay to Executive the full amount of the award that would have been payable to Executive under the STIP for the 2006 plan year had all performance targets been met and Executive remained employed by the Company for the duration of such plan year, with a target payout of 45% of Executive’s base salary as of the Termination Date, which payment shall be made in a lump sum at the same time as STIP awards for the 2006 plan year are paid to other participants, but in any event no later March 15, 2007;

(d)

for a period from the Termination Date through the first anniversary of the Termination Date, and except to the extent essentially equivalent and no less favorable benefits are provided to Executive by a subsequent employer, the Company shall pay to Executive or on Executive’s behalf a portion of the premiums required for Executive to maintain continuation coverage under the Company’s medical, dental and life insurance plans in which Executive was a participant immediately prior to the Termination Date (such portion equal to the amount of each premium the Company would pay if Executive were still employed by the Company), and shall provide to Executive disability benefits comparable to such disability benefits under any plan or program of the Company in which Executive was a participant immediately prior to the Termination Date;

(e)

the Company shall pay to Executive all amounts due for reimbursement of business expenses incurred by Executive prior to the Termination Date, in accordance with the regular policies and practices of the Company; and

(f)

Executive shall be entitled to such retirement, long-term incentive and other benefits under any benefit plan in which he is then participating, in accordance with the terms and conditions of the applicable plans.

        3.        Effect of Early Termination.    If Executive’s employment with the Company is terminated before completion of the Retention Period (a) by the Company without Cause, or (b) due to death or Disability of Executive, then the Company shall provide to Executive the Retention Benefits set forth in Section 2 above notwithstanding the early termination. If Executive’s employment with the Company is terminated before completion of the Retention Period (x) by the Company with Cause, or (y) by resignation of Executive, then Executive shall not be entitled to any benefits under this Retention Agreement. For purposes of this Section 3, the terms “Cause” and “Disability” shall have the meanings given to them in Section 10 of the Management Agreement.

        4.        Coordination of Benefits.    It is the intent of the parties that Executive shall not be entitled to duplicate recovery of Retention Benefits and severance benefits under the Management Agreement as may be amended from time to time. Accordingly, Retention Benefits under this Retention Agreement shall, pursuant to Section 7(c)(y) of the Management Agreement, reduce any payments that might become payable to Executive under Sections 5 or 6 of the Management Agreement.

        5.        Taxes; Delayed Payment.    All payments to Executive hereunder are subject to withholding of income and employment taxes and all other amounts required by law. Notwithstanding any provision of this Retention Agreement to the contrary, with respect to each payment or benefit to which Executive may be entitled pursuant to this Retention Agreement, such payment or benefit shall not be paid or provided to Executive before the date that is six (6) months after the date of Executive’s “separation from service”, as such phrase is used in Section 409A(a)(2) of the Internal Revenue Code (the “Code”), unless in the opinion of counsel for the Company such delay in such payment or benefit is not necessary to comply with the requirements of Section 409A of the Code. In the event that delay is required under this Section 5, then all such delayed payments and benefits shall be paid or provided to Executive on the date that is six months after the date of “separation from service”. The parties agree that any STIP payments to Executive pursuant to Section 2(b) or Section 2(c) above are intended to constitute short-term deferrals within the meaning of the proposed regulations and guidance under Section 409A of the Code and shall not be subject to any delay in payment under this Section 5.

        6.        Successors and Assigns.    This Retention Agreement is binding on and inures to the benefit of Executive and Executive’s heirs, legal representatives and permitted assigns, and on the Company and its successors and permitted assigns. No rights or obligations of Executive or the Company hereunder may be assigned, pledged, disposed of or transferred by such party to any other person or entity without the prior written consent of the other party.

        7.        Arbitration.    Any dispute or claim regarding the interpretation or application of this Retention Agreement shall be resolved by arbitration in accordance with the terms of Section 16 of the Management Agreement, including without limitation the Rules of Arbitration attached as Exhibit B to the Management Agreement.

        8.        Amendments and Waivers.    This Retention Agreement may not be modified or amended or any terms or provisions waived or discharged except in a written agreement signed by Executive and the Company.

        9.        Governing Law.    This Retention Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota

[signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Retention Agreement as of the date stated above.

TENNANT COMPANY

/s/ Anthony T. Brausen	By:	/s/ James T. Hale

Anthony T. Brausen		James T. Hale
Its Chair, Compensation Committee